                        CERTIFICATE OF AMENDMENT
                                 OF THE
                      CERTIFICATE OF INCORPORATION
                                   OF
                     UNITED DEFENSE INDUSTRIES, INC.


     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, United Defense Industries, Inc. (the "Corporation"), a Delaware corporation, hereby certifies that:

     1. The Certificate of Incorporation of the Corporation is hereby amended by deleting the present first paragraph of Article FOURTH and inserting in lieu thereof a new first paragraph of Article FOURTH, as follows:

          FOURTH: The aggregate number of all classes of shares which the Corporation shall have authority to issue is four hundred thousand (400,000 shares of common stock, par value of $.01 per share.

          The remaining paragraphs of Article FOURTH shall remain unamended.

     2. The sole director of the Corporation, by written consent, declared the foregoing Amendment advisable and referred it to the sole shareholder of the Corporation for a vote and approval; and

     3. The sole shareholder of the Corporation, by written consent, has adopted and approved the foregoing amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by Allen M. Holt, its President, and attested by Peter J. Clare, its Secretary on this 1st day of October, 1997.


Attest:                                 United Defense Industries, Inc.,
                                        a Delaware corporation


/s/ Peter J. Clare                      /s/ Allan M. Holt
------------------------------          ------------------------------
Peter J. Clare                          Allan M. Holt,
Secretary                               President